Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

ClosetMaid Corporation

We consent to the incorporation by reference in this registration statement on Form S-3 of Griffon Corporation of our report dated December 14, 2017, with respect to the combined balance sheets of ClosetMaid Corporation as of September 30, 2016 and 2017, and the related combined statements of earnings, comprehensive income, equity and cash flows for each of the years in the three-year period ended September 30, 2017, which report appears in the Form 8-K/A of Griffon Corporation dated December 15, 2017, and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG LLP

Tampa, Florida

August 3, 2018

Certified Public Accountants